Exhibit 10.8

OWLET BABY CARE INC. 2500 EXECUTIVE PARKWAY SUITE 500 LEHI, UT 84043

March 29, 2021

Mike Abbott

Dear Mike,

You and Owlet Baby Care Inc. (“Owlet”) are parties to employment change offer letters executed on February 8, 2021, January 26, 2021 and December 13, 2019 (the “Change Letters”), and an employment offer letter executed on January 26, 2018 (the “Original Offer Letter”), which set forth the terms and conditions of your employment with Owlet.  This letter amends and restates the Change Letters and the Original Offer Letter in its entirety and reflects the changes to the terms of your continued employment with Owlet in the position of President and reporting to the Board of Directors. By signing this letter, your Original Offer Letter and Change Letters will be of no further force or effect and you will be accepting continued employment on the following terms.

Base Salary: You will receive a bi-weekly amount of $17,307.69, the equivalent of $450,000 annually.

Status: Full-time, Salary Exempt.

Bonus Potential 2021:  Based on the achievement of performance goals set by the Board of Directors, you are eligible for an annual bonus of 50% of your base salary (the “Annual Bonus”), payable on or before March 15, 2022.

Severance:  In the event that Owlet terminates your employment for other than Cause (as defined below), then, subject to your delivery to Owlet of a general release of claims in a form acceptable to Owlet (a “Release”) that becomes effective and irrevocable within 60 days following your termination of employment (or such shorter time as specified by Owlet) and your continued compliance with all applicable restrictive covenants, including, without limitation, your Confidentiality Agreement (as defined below), Owlet will pay you a cash severance payment equal to (i) 12 months of your annual base salary at the rate in effect immediately prior to your date of termination plus (ii) if and only if your employment is terminated other than for Cause on or prior to December 31, 2021, a prorated portion of your target Annual Bonus assuming achievement of the performance goals at 100% based on the number of days you were employed by the Company during 2021, less required withholding taxes and authorized deductions, in a single lump sum on the first payroll date following the date your release of claims becomes effective and irrevocable (subject to the terms and conditions set forth on Exhibit A).

For the purposes of this letter, “Cause” means (i) your conviction of, or the entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, (ii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against Owlet or other similar conduct, (iii) your commission of a material breach of any of the covenants, terms and provisions of the Confidentiality Agreement, this offer letter of employment with Owlet, or any other agreement between you and Owlet which is entered into after the date of this offer letter, (iv) your misrepresentation of any material fact to Owlet or Owlet’s board of directors, as determined by the board of directors, in its sole discretion, or (v) your willful and repeated failure to perform assigned duties or responsibilities as Owlet’s President, which failure is not corrected by you to the satisfaction of Owlet within fifteen (15) days after written notice from Owlet.

Cash Compensation:

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$125,000, less applicable withholdings and deductions – paid on April 27, 2021 or after the closing of closing of the transactions contemplated by that certain Business Combination Agreement entered into on or about February 15, 2021, by and among Owlet, Sandbridge Acquisition Corporation, a Delaware corporation, and Project Olympus Merger Sub, Inc., a Delaware corporation, whichever occurs first, subject to your continued employment through such earlier date.

Reimbursement of Expenses: All reasonable business expenses that are documented by you, with receipts, and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

OWLET BABY CARE INC. 2500 EXECUTIVE PARKWAY SUITE 500 LEHI, UT 84043

Employee Benefits: You will continue to be eligible to participate in Company-sponsored benefits including health benefits, holidays, 401(k) program with employer match, and other benefits that the Company may offer to similarly-situated employees from time to time. Your continued eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. You will continue to be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees.

Options:  If for any reason you are terminated for other than Cause, then 100% of the then-unvested shares subject to any outstanding options you hold at the time of such termination shall automatically vest on the date of such termination, contingent upon your execution and delivery, and not revoking, of a Release within sixty (60) days following your termination date (or such shorter time as specified by Owlet), and your continued compliance with all applicable restrictive covenants, including without limitation, your Confidentiality Agreement.

At-Will Employment: Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing “employment at will” relationship.

Adjustments and Changes in Employment Status: The Company reserves the right to make personnel decisions regarding your employment, including but not limited to, decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

Proprietary Information Agreement: You acknowledge and agree to be bound by and abide by the terms of that certain Proprietary Information and Inventions Agreement by and between you and the Company (the “Confidentiality Agreement”), which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information.

No Conflicting Obligations: By executing this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing this letter, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

Integrated Agreement: This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter, including the Original Offer Letter and the Change Letters. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

OWLET BABY CARE INC. 2500 EXECUTIVE PARKWAY SUITE 500 LEHI, UT 84043

Severability: If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

Governing Law: The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Utah, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in the Mutual Agreement to Arbitrate Claims entered into by and between you and the Company, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Utah County in the State of Utah (or in the event of exclusive federal jurisdiction, the courts of the District of Utah in connection with any Dispute or any claim related to any Dispute).

To confirm your agreement with and acceptance of these terms, please sign this letter and return it to me.

Sincerely,

Owlet Baby Care Inc.

/s/ Kim Arnold

Kim Arnold
Director of Human Resources
kim.a@owletcare.com
801-901-0336

Acknowledgment and Acceptance of Amended and Restated Employment Offer

I accept continued employment with Owlet Baby Care Inc. and acknowledge and fully agree to the terms and conditions set forth in this amended and restated offer letter:

/s/ Mike Abbott	03/30/2021
Mike Abbott	Date

OWLET BABY CARE INC. 2500 EXECUTIVE PARKWAY SUITE 500 LEHI, UT 84043

EXHIBIT A

The payment and benefits under the letter are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code.  To the extent that any provision of the letter is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code.

Anything in the letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, Owlet determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under the letter on account of your separation from service would be considered deferred compensation subject to additional tax imposed pursuant to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.

Your right, if any, to receive installment payments pursuant to the letter shall be treated as a right to receive a series of separate and distinct payments.

To the extent that any reimbursements payable pursuant to the letter are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to the letter shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under the letter will not be subject to liquidation or exchange for another benefit.

Notwithstanding anything in the letter to the contrary, if any payment or distribution you would receive pursuant to this letter or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Owlet shall cause to be determined, before any amounts of the Payment are paid to you, which of the following alternative forms of payment would maximize your after-tax proceeds: (A) payment in full of the entire amount of the Payment or (B) payment of only a part of the Payment so that you receive that largest Payment possible without being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax. If necessary, the specific Payments that shall be reduced will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you.  All determinations shall be made by such adviser as may be selected by Owlet, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The adviser shall provide its determination, together with detailed supporting calculations and documentation, to you and Owlet within fifteen (15) business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided, that you reasonably believe that any of the Payments may be subject to the Excise Tax) or Owlet.  All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by Owlet.